UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2017

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01 Regulation FD Disclosure.

The management of Chesapeake Energy Corporation (the “Company”) will present at the 2017 UBS Global Oil and Gas Conference on Wednesday, May 24, 2017.  A slide presentation of materials to be presented at the conference will be accessible via the Investor Presentations section of the Company’s website: http://www.chk.com/investors/presentations.

The information in this Form 8-K is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information will not be incorporated by reference into any document filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), except as set forth by specific reference in such filing.

Item 8.01 Other Events.

On May 22, 2017, the Company and certain subsidiary guarantors named therein (collectively, the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Citigroup Global Markets Inc., as representative of the several initial purchasers named therein (collectively, the “Purchasers”), under which the Company agreed to sell $750,000,000 aggregate principal amount of 8.00% Senior Notes due 2027 (the “Notes”) in a private placement (the “Private Placement”) conducted pursuant to Rule 144A and Regulation S under the Securities Act. At closing, the Notes are to be issued at par for net proceeds of approximately $741,000,000, after deducting the Purchasers’ discount and estimated expenses of the offering. The closing of the issuance of the Notes is expected to occur on June 6, 2017.

The Company intends to use the net proceeds from the Private Placement, together with cash on hand and borrowings under its credit facility (if required), to fund the purchase price of its tender offers that commenced on May 22, 2017 for the Company’s 6.625% Senior Notes due 2020, 6.875% Senior Notes due 2020, 6.125% Senior Notes due 2021, 5.375% Senior Notes due 2021, and 8.00% Senior Secured Second Lien Notes due 2022 (the “Tender Offers”). If the Tender Offers are not consummated or the net proceeds from the offering exceed the total consideration payable in the Tender Offers, the Company intends to use the remaining net proceeds for general corporate purposes, which may include the repayment of outstanding indebtedness under its credit facility and the repayment or repurchase of other indebtedness.

To the extent the Purchasers or their affiliates own any of the Company’s senior notes and the Company repurchases or repays such senior notes using the net proceeds from the Private Placement, they will receive a portion of such net proceeds.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors and customary indemnification rights.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report.

This current report does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a confidential offering circular pursuant to Rule 144A and Regulation S under the Securities Act.

This Form 8-K includes "forward-looking statements" that give the Company's current expectations or forecasts of future events, including the use of proceeds of the proposed notes offering. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties (including those stated in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission), that could cause actual results to differ materially from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information, except as required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1
Purchase Agreement, dated May 22, 2017, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Citigroup Global Markets Inc., as representative of the initial purchasers named therein, relating to the private placement of the 8.00% Senior Notes due 2027

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: May 23, 2017

EXHIBIT INDEX

Exhibit No.	Document Description

10.1
Purchase Agreement, dated May 22, 2017, by and among Chesapeake Energy Corporation, the subsidiary guarantors named therein and Citigroup Global Markets Inc., as representative of the initial purchasers named therein, relating to the private placement of the 8.00% Senior Notes due 2027